Exhibit 10

AMERICAN STANDARD COMPANIES INC.

DEFERRED COMPENSATION PLAN

(As Amended and Restated as of January 1, 2005, except where otherwise stated)

This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1993.

Section 1. Purpose

The purpose of this American Standard Companies Inc. Deferred Compensation Plan (the “Plan”), as amended as of January 1, 2004, is to provide a select group of management or highly compensated employees of American Standard Companies Inc. (the “Company”) and its subsidiaries and certain members of the Company’s Board of Directors (the “Board”) with the opportunity to defer receipt of certain compensation, and for the Company to defer payment of certain compensation to such individuals, into future years. The Plan covers employees of the Company and subsidiaries of the Company which, with the consent of the Company, elect to participate in the Plan (the “Employer”). The Plan has been amended as of January 1, 2005 to conform to Section 409A of the Internal Revenue Code (“Section 409A”) for all amounts deferred on or after January 1, 2005 as defined in Section 409A and applicable regulations (such amounts hereinafter referred to as “Post-December 31, 2004 Deferrals”). All amounts deferred hereunder which are not subject to Section 409A shall be referred to herein as “Pre-2005 Deferrals”. The provisions in the Plan with respect to Post-December 31, 2004 Deferrals are subject to the transition rules set forth in guidance from the Internal Revenue Service (the “IRS”), including, without limitation, Notice 2005-1 and subsequent notices issued by the IRS providing for transitional relief with respect to Section 409A. The Company reserves the right to allow Participants to take advantage of any such transitional relief with respect to their Post-December 31, 2004 Deferrals.

Section 2. Eligibility

Each employee of the Employer who is a U.S. taxpayer and who either (i) participates in the Company’s Long Term Incentive Compensation Plan or (ii) is a district sales manager for the Trane Commercial Sales business is eligible to participate in the Plan, (iii) effective July 7, 2006 is a territory sales manager for the Trane Commercial Sales Business or (iv) effective July 7, 2006, for compensation earned in 2007 and thereafter, is a salary grade 14. In addition, all non-employee members of the Board are Participants. All those who are eligible to participate in the Plan are considered to be Participants. The Plan Administrator shall provide a copy of the Plan to each Participant together with a form of letter which the Participant may use to notify the Company of his or her election to defer compensation under the Plan.

Section 3. Participation

a. Deferral Election. On or before the date chosen from time to time by the Plan Administrator, a Participant may elect to defer receipt of certain forms of compensation which, but for such election, would have been paid to him or her, and to have such amounts credited, in whole or in part, to a memorandum account credited with a fixed annual return (the “Interest Account”) and/or a memorandum account deemed to be invested in notional Common Shares of the Company (the “Stock Account”). A Participant may elect to defer up to (i) 50% of base pay, (ii) 100% of payments under the Company’s Annual Incentive Plan, (iii) 100% of payments under the Company’s Long Term Incentive Compensation Plan, (iv) 100% of fees and retainers to be paid to members of the Company’s Board, and (v) 100% of such other sources as are determined from time to time by the Plan Administrator; provided, however, that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Plan Administrator.

b. Form and Duration of Deferral Election. A deferral election shall be made by a Participant in the form of a written notice filed on a designated form with the Plan Administrator (the “Deferral Election”). The Deferral Election shall specify the amount being deferred under that election and how much, if any, of the deferral amount is going to each of the Interest Account and the Stock Account. The minimum amount that each Participant may defer under the Plan for each year shall be $5,000 (or such other amount as the Plan Administrator shall determine from time to time). For Pre-2005 Deferrals, any such election shall be effective solely with respect to payments that would otherwise be made in the calendar year following the year in which such election is filed, except that with respect to individuals who first become

Participants during a calendar year, such election shall apply to compensation to be earned and paid in that calendar year. For Post-December 31, 2004 Deferrals that are not deferrals of performance based compensation based on services provided over a period of at least twelve (12) months within the meaning of Section 409A (hereinafter, “Performance Based Compensation”), any deferral election with respect to compensation for services to be performed during a taxable year must be made not later than the close of the preceding taxable year or at such other times as provided under the regulations governing Section 409A. For Post-December 31, 2004 Deferrals of Performance Based Compensation, such deferral election may be made no later than six (6) months before the end of the performance period to which the Performance Based Compensation applies. Notwithstanding the foregoing, for Post-December 31, 2004 Deferrals by individuals who first become Participants during a calendar year, elections to defer shall be made with respect to compensation for services to be performed subsequent to the election within thirty (30) days after the date such individual becomes a Participant. All deferral elections shall remain in effect for future years until it is modified or revoked. Any revocation or modification of a Deferral Election shall become effective only with respect to compensation payable in the calendar year following receipt of such revocation or modification by the Plan Administrator.

c. Renewal. A Participant who has revoked an election to participate in the Plan may file a new election to defer compensation payable in the calendar year following the year in which such election is filed, if the Participant continues to meet the Plan’s eligibility criteria as are then in effect.

d. Discretionary Company Contributions; Change of Control. The Employer may from time to time elect to make fully discretionary contributions (“Discretionary Company Contributions”) to the Interest Accounts of some or all Participants, in such amounts as it, in its sole discretion, elects. Such Discretionary Company Contributions may be subject to a vesting schedule, as determined by the Plan Administrator. Notwithstanding the vesting schedule, such amounts will become fully vested upon the occurrence of a Change of Control, or upon the death or disability (as defined below) of the Participant (while actively employed by the Employer as an employee or member of the Board). “Change of Control” shall have the same meaning as set forth in the American Standard Companies Inc. Stock Incentive Plan, as amended, or any successor plan thereto.

e. Matching Contributions. The Employer may from time to time elect to make fully discretionary matching contributions (“Matching Contributions”) to the Interest Accounts of some or all Participants, in such amounts as it, in its sole discretion, elects. Such Matching Contributions shall be fully vested at all times.

Section 4. Participant’s Accounts

a. Establishment of Account. The Company shall maintain an Interest Account and a Stock Account for each Participant, and shall make additions to and subtractions from such Accounts as provided in this Plan. For each amount credited to the Interest Account, such Account shall note the date the amount was credited to the Account, any interest accrued pursuant to this Section 4, as well as the date that distribution is to commence. For each amount credited to the Stock Account, the Account shall note the date the amount was credited to the Account, the number of notional shares credited on such date, the Market Value per Share used to determine the notional shares credited, as well as the date distribution is to commence.

b. Interest Account. Compensation allocated to the Interest Account pursuant to this Section 4 shall be credited to such Account as of the date such compensation would otherwise have been paid to the Participant, and for Matching Contributions and Discretionary Company Contributions, as of the date on which such amounts are credited to the Interest Account. Any amounts credited to the Interest Account shall earn interest on an annual basis at the Applicable Interest Rate in effect for each calendar year, as defined below, which interest shall be credited on the last business day of each calendar month.

The Applicable Interest Rate for amounts credited prior to January 1, 2002, shall mean the percentage equal to the prime rate of interest in effect at Chase Manhattan Bank (or any successor thereto) on the last business day of the previous calendar year, plus one percent.

For amounts credited to the Interest Account after December 31, 2001, Applicable Interest Rate shall mean the rate of interest to be determined by the Plan Administrator from time to time.

c. Stock Account. Any compensation allocated to the Stock Account pursuant to this Section 4 shall be deemed to be invested in a number of notional Common Shares (including fractional shares) of the Company (the “Shares”) equal to the quotient of (i) the dollar amount of such compensation divided by (ii) the Market Value Per Share (as defined below) on the date the compensation being allocated to the Stock Account would otherwise have been payable to the Participant. The Market Value Per Share on any date shall mean the average of the high and low prices per share for a Common Share of the Company as reported on the Consolidated Tape of the New York Stock Exchange on such date. If such date is not a business day or if no sale occurs on such date, Market Value Per Share shall be determined, in the manner described above, as of the first preceding business day on which a sale occurs.

Whenever a dividend other than a dividend payable in the form of the Corporation’s Common Shares is declared with respect to the Company’s Common Shares, the number of Shares in the Participant’s Stock Account shall be increased by the number of Shares determined by dividing (i) the product of (A) the number of Shares in the Participant’s Stock Account on the related dividend record date and (B) the amount of any cash dividend declared by the Company on a Common Share (or, in the case of any dividend distributable in property other than Common Shares, the per share value of such dividend, as determined by the Company for purposes of income tax reporting) by (ii) the Market Value Per Share on the related dividend payment date. In the case of any dividend declared on the Company’s Common Shares which is payable in Common Shares, the Participant’s Stock Account shall be increased by the number of Shares equal to the product of (i) the number of Shares credited to the Participant’s Stock Account on the related dividend record date and (ii) the number of shares of Common Shares (including any fraction thereof) distributable as a dividend on a Common Share.

In the event of any change in the number or kind of outstanding Common Shares by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Shares, other than a stock dividend as provided above, the Administrator shall make an appropriate adjustment in the number of Shares credited to each Participant’s Stock Account.

(d) Investment Elections for Deferrals and Other Contributions. At the time a Participant elects to defer compensation pursuant to Section 3(a), the Participant shall designate in writing the portion of such compensation, stated as a whole percentage, to be credited to the Interest Account and the portion to be credited to the Stock Account. Any compensation to be credited to either Account shall be rounded to the nearest whole cent. If a Participant fails to designate how the deferrals and/or other contributions are to be allocated between the two Accounts, 100% of such amounts shall be credited to the Interest Account. Participants may not elect to transfer from the Interest Account to the Stock Account, or vice versa. In addition, any Discretionary or Matching Company Contributions shall be invested in the Interest Account.

Section 5. Distributions from the Accounts

a. Distribution Elections for Pre-2005 Deferrals. This Section 5.a applies to Pre-2005 Deferrals only. At the time a Participant makes a Deferral Election with respect to a particular calendar year, such Participant shall also file with the Plan Administrator a written election (a “Distribution Election”) with respect to the timing and manner of distribution of the aggregate amount, if any, credited to the Interest Account and/or the Stock Account for that year’s deferrals and matching contributions. In all cases, the Plan Administrator will determine the time and form of distributions with respect to Discretionary Company Contributions, if any. A Distribution Election shall specify that a distribution for that year’s deferrals and Matching Contributions shall be made in one of the following manners:

(1)	Distributions to be made upon termination of employment (as an employee of the Employer or as a member of the Board) or disability. Disability, for this purpose, shall mean the Participant’s permanent inability to perform each and every duty of his or her occupation or position of employment due to illness or injury as determined in the sole and absolute discretion of the Plan Administrator. The normal form of distribution under this method will be installments paid over 10 years, but the Participant may elect instead to be paid in annual installments over a period of less than 10 years, or in the form of a lump sum. Distributions under this methodology will commence the month immediately following the month in which the Participant terminates employment or becomes disabled; or

(2)

Distributions commence either one, two, or three years following termination of employment (as an employee of the Employer or as a member of the Board) or Disability (as defined above). The normal form of distribution under this method will be installments paid over 10 years, but the Participant may elect instead to be paid in annual installments over a period of less than 10 years, or in the form of a lump sum. Distributions under this methodology will commence in February of the selected calendar year; or

(3)	Distributions to be made at scheduled dates while still employed or while still a member of the Board. Under this methodology, the Participant may elect to defer receipt until a year which is at least two years following the calendar year in which the deferrals or contributions are being made. The normal form of distribution under this methodology will be a lump sum, but the Participant may elect instead to be paid in installments over two, three, four or five years. Distributions under this methodology will commence in February of the selected calendar year. In the event that a Participant becomes disabled (as defined above) or terminates employment (as an employee or a member of the Board) prior to commencement of a scheduled withdrawal under this methodology, then such withdrawal shall commence in the month immediately following such Disability or termination of employment in the form selected by the Participant for in-service distributions. In the event that a Participant becomes disabled (as defined above) or terminates employment (as an employee or a member of the Board) after commencement of a scheduled withdrawal under this methodology for a given year’s deferrals and Matching Contributions, then that year’s deferrals and Matching Contributions will continue to be distributed in the form selected.

b. Amendment of Distribution Election for Pre-2005 Deferrals. This Section 5.b applies to Pre-2005 Deferrals only. A Participant may change a Distribution Election applicable to a particular year’s deferrals and Matching Contributions upon written notice filed with the Plan Administrator up to two times, subject to the following limitations:

(1)	No election to change the method and/or timing of any distribution may accelerate the time at which payment of amounts previously deferred would otherwise have been paid;

(2)	No election to change the method and/or timing of any distribution shall be effective unless at least one full calendar year elapses between:

(a)	the date as of which such election is so filed, and

(b)	the date as of which a distribution would otherwise have commenced.

c. Distribution Elections for Post-December 31, 2004 Deferrals. This Section 5.c applies to Post-December 31, 2004 Deferrals only. At the time a Participant makes a Deferral Election with respect to a particular calendar year, such Participant shall also file with the Plan Administrator a written election (a “Distribution Election”) with respect to the timing and manner of distribution of the aggregate amount, if any, credited to the Interest Account and/or the Stock Account for that year’s deferrals and matching contributions. In all cases, the Plan Administrator will determine the time and form of distributions with respect to Discretionary Company Contributions, if any, provided that such distributions shall be made in accordance with Section 409A. A Distribution Election shall specify that a distribution for that year’s deferrals and Matching Contributions shall be made in one of the following manners:

(1)

Distributions to be made upon separation from service as such term is defined under Section 409A and applicable regulations (hereinafter “Separation from Service”) (as an employee of the Employer or as a member of the Board) or disability. Disability, for this purpose, shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is by reason of medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participants’ employer. The normal form of distribution under this method will be installments paid over 10 years, but the Participant may elect instead to be paid in annual installments over a period of less than 10 years, or in the form of a lump sum. Distributions under this methodology will commence on the first day of the month immediately following the month in which the Participant incurs a Separation from Service or becomes disabled, provided that, distributions made upon Separation from Service to key employees as defined under Section 416(i) of the Internal Revenue Code as amended (hereinafter “Key Employees”) shall not commence until the date that is six (6) months following Separation from Service; or

(2)	Distributions commence either one, two, three, four or five years following Separation from Service (as an employee of the Employer or as a member of the Board) or Disability (as defined above). The normal form of distribution under this method will be installments paid over 10 years, but the Participant may elect instead to be paid in annual installments over a period of less than 10 years, or in the form of a lump sum. Distributions under this methodology will commence on February 1 of the selected calendar year; or

(3)

Distributions to be made at scheduled dates while still employed or while still a member of the Board. Under this methodology, the Participant may elect to defer receipt until a year which is at least two years following the calendar year in which the deferrals or contributions are being made. The normal form of distribution under this methodology will be a lump sum, but the Participant may elect instead to be paid in installments over two, three, four or five years. Distributions under this methodology will commence on February 1 of the selected calendar year. In the event that a Participant becomes disabled (as defined above) or has a Separation from Service (as an employee or a member of the Board) prior to commencement of a scheduled withdrawal under this methodology, then such withdrawal shall commence on the first day of the month immediately following such Disability or Separation from Service in the form selected by the Participant for in-service distributions; provided that, distributions made upon Separation from Service to key employees as defined under Section 416(i) of the Internal Revenue Code as amended (hereinafter “Key Employees”) shall not commence until the date that is six (6) months following such Separation from Service. In the event that a Participant becomes disabled (as defined above) or has a Separation from Service (as an employee or a member of the Board) after commencement of a scheduled withdrawal under this methodology for a given year’s deferrals and Matching Contributions, then any deferrals and Matching Contributions distributable in such year and any subsequent year will continue to be distributed in the form selected.

d. Amendment of Distribution Election for Post-December 31, 2004 Deferrals. This Section 5.d applies to Post-December 31, 2004 Deferrals only. A Participant may change a Distribution Election applicable to a particular year’s deferrals and Matching Contributions upon written notice filed with the Plan Administrator up to two times, subject to the following limitations:

(1)	Except as specifically provided under Section 409A and applicable regulations, no election to change the method and/or timing of any distribution may accelerate the time at which payment of amounts previously deferred would otherwise have been paid;

(2)	No election to change the method and/or timing of any distribution shall be effective unless at twelve (12) months elapses between the date of such election and the date it takes effect;

(3)	Except for distributions that commence upon death or Disability or in the case of a Hardship Distribution, the first payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made;

(4)	Any election amendment with respect to a deferral distribution described in Section 5(c)(2) or 5(c)(3) may not be made less than 12 months prior to the date of the first scheduled payment.

e. Payment upon Death. Notwithstanding anything else herein to the contrary, if a Participant shall die before payment of all amounts credited to such Participant’s Accounts have been completed, the total remaining balance in such Accounts shall be paid in a single lump sum to the Participant’s designated beneficiary or, if no beneficiary has been designated, to his or her estate, thirty (30) days after the Plan Administrator receives notice of the Participant’s death.

f. Valuation on Distribution. Distributions from the Stock Account shall be paid in Common Shares, unless otherwise determined by the Plan Administrator in its sole discretion. In the event of a distribution from the Stock Account to be paid in Common Shares, the number of Common Shares payable shall be equal to the number of whole Shares subject to such distribution. Any fractional Shares will be settled in cash. The Stock Account will be valued for tax withholding purposes, as well as all other purposes (including, but not limited to, settlement of the Stock Account (in whole or in part) in cash), based on the Market Value Per Share on the last business day of the calendar month prior to the date as of which distribution is to be made. Distributions from the Interest Account will be valued as of the last business day of the calendar month prior to the date as of which distribution is to be made.

g. Interest Account Installment Payments. Where a Participant elects to receive a distribution in annual installments, the amount of each installment payment from the Interest Account shall be equal to the product of (i) the balance credited to such Interest Account (which is subject to the particular installment election) on the last business day of the calendar month prior to the date as of which such payment is to be made, and (ii) a fraction, the numerator of which is one (1) and the denominator of which is the total number of installments remaining to be paid at that time.

h. Stock Account Installment Payments. Where a Participant elects to receive the distribution in annual installments, the number of Shares subject to such annual installment payment from the Stock Account shall be equal to the product of (i) the number of Shares credited to such Stock Account on the date of such payment which is subject to the particular installment election, and (ii) a fraction, the numerator of which is one (1) and the denominator of which is the total number of installments remaining to be paid at that time.

Section 6. Hardship and Unscheduled In-Service Distributions

a. Hardship Distributions. A Participant shall be permitted to elect a Hardship Distribution from his or her vested Accounts at any time, subject to the following. Discretionary Company Contributions are not available for a Hardship Distribution, unless otherwise determined by the Plan Administrator in its sole discretion. The election to take a Hardship Distribution shall be made by filing a form provided by and filed with the Plan Administrator prior to the end of any calendar month. The Plan Administrator shall determine whether the requested distribution constitutes a Hardship Distribution as defined below. The amount determined by the Plan Administrator as a Hardship Distribution shall be paid in a single payment as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Plan Administrator. If a Participant receives a Hardship Distribution, the Participant will be ineligible to participate in the Plan for the balance of that calendar year. The Plan Administrator will in its sole discretion determine the Account or Accounts from which to debit the amount of the distribution.

For this purpose, Hardship Distribution shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended), loss of a Participant’s property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship. In all instances, the Plan Administrator will have sole discretion to determine whether a valid hardship exists for this purpose. The amounts distributed pursuant to a Hardship Distribution shall not exceed the amount necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.

b. Unscheduled In-Service Distributions. In no event shall this paragraph apply to Post-December 31, 2004 Deferrals. A Participant shall be permitted to elect an Unscheduled In-Service Distribution from his or her vested Accounts at any time, subject to the following. Discretionary Company Contributions are not available for an Unscheduled In-Service Distribution. The election to take an Unscheduled In-Service Distribution shall be made by filing a form provided by and filed with the Plan Administrator prior to the end of any calendar month. The amount of the Unscheduled In-Service Distribution shall be the amount selected by the Participant, up to a maximum of 90% of his vested Account balance. The amount described herein shall be paid in a single payment as soon as practicable after the end of the calendar month in which the Unscheduled In-Service Distribution election is made. If a Participant requests an Unscheduled In-Service Distribution of some or all of his or her vested Account, such Participant shall permanently forfeit 10% of the gross amount to be distributed from the Participant’s Account, and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount. If a Participant receives an Unscheduled In-Service Distribution of either all or a part of his or her Account, then the Participant will be ineligible to participate in the Plan for the balance of the calendar year. The Plan Administrator will in its sole discretion determine the Account or Accounts from which to debit the amount of the distribution.

Section 7. Designation of Beneficiaries A Participant may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive payments to be made following such Participant’s death. At any time, and from time to time, any such designation may be changed or canceled by the Participant without the consent of the beneficiary. Any such designation, change or cancellation must be made by written notice filed with the Plan Administrator. If a Participant designates more than one beneficiary, any payments to such beneficiaries shall be made in equal amounts unless the Participant has designated otherwise, in which case the payments shall be made as designated by the Participant. If no beneficiary is named by the Participant, or if a beneficiary has been designated and such designation has been canceled, payment shall be made to the Participant’s estate. Notwithstanding the above, if a Participant has designated his or her spouse as beneficiary, and subsequent to such designation becomes divorced from such spouse, then the designation previously filed will be deemed revoked as to such former spouse, unless specifically reaffirmed in writing by the Participant subsequent to the date of divorce.

Section 8. Amendment and Termination The Board of Directors of the Company may amend or terminate the Plan at any time; provided, however, that, no such amendment or termination shall impair the rights of a Participant with respect to amounts then credited to his Account under the Plan, and further provided, however, that no amendment or termination may be effected with respect to a Participant prior to the end of two years following a Change of Control, except with the written consent of such an affected Participant.

Section 9. Administration The Plan shall be administered by a committee appointed by the Board (the “Plan Administrator”). The initial members of the committee are the Company’s Senior Vice President of Human Resources, the individual responsible for the Company’s corporate compensation programs, the Company’s Treasurer, and the Company’s executive compensation and employee benefits counsel. In addition to such functions and responsibilities specifically reserved to the Plan Administrator under the Plan, the Plan Administrator shall have full power and authority, subject to the provisions of the Plan, to construe and interpret and carry out the terms of the Plan, and to exercise discretion where necessary or appropriate in the interpretation of the Plan, and all decisions by the Plan Administrator shall be final and binding on all affected parties. In addition to such powers, the Plan Administrator has the authority to modify eligibility criteria for the Plan, to select or change investment options under the Plan, to appoint and replace the trustee of the grantor trust to be established hereunder, to establish rules and regulations for efficient plan administration, to employ and rely upon advisers, and shall have such other powers, duties and responsibilities as are customary for plans such as the Plan, all as determined by the Plan Administrator. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding anything else contained herein to the contrary, neither the Plan Administrator nor the Company shall be in breach of its obligations hereunder, nor liable for any interest or other payments, if the Company fails to make any payments hereunder on the stated date on which such payment is due.

Section	10. Miscellaneous

a. Unfunded Plan. The Employer shall not be obligated to fund its liabilities under the Plan, the Accounts established for each Participant electing deferment shall not constitute a trust, and a Participant shall have no claim against the Company or its assets other than as an unsecured general creditor. Without limiting the generality of the foregoing, the Participant’s claim at any time shall be for the amount credited to such Participant’s Accounts at such time. Notwithstanding the foregoing, the Company will establish a grantor trust to assist it in meeting its obligations hereunder, which grantor trust may be funded by the Company at such levels as it determines from time to time; provided, however, that in no event shall any Participant have any interest in such trust or property other than that of an unsecured general creditor of the Company. Notwithstanding the above, upon the occurrence of a Change of Control, the Company will immediately contribute to such grantor trust such amounts of cash and Company stock as are necessary to satisfy all claims for benefits under the Plan, on an assumed termination basis at such date.

b. Non-Alienation. The right of a Participant to receive a distribution of the value of such Participant’s Account payable pursuant to the Plan shall not be subject to assignment, alienation, attachment, garnishment or other similar process.

c. No Right to Continued Employment. Nothing in this Plan shall be construed to give any Participant the right to continued employment by the Employer, nor shall it limit the Employer’s ability to affect the terms and conditions of a Participant’s employment with the Employer.

d. Governing Law. This Plan and all rights and obligations hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, to the extent such laws are not superseded by federal law. The Plan is intended to be a nonqualified deferred compensation plan maintained for a select group of management or highly compensated individuals. As such, it is generally subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). While ERISA generally applies to the Plan, Parts 2 (Participation and Vesting), 3 (Funding), and 4 (Fiduciary Responsibility) of Title I of ERISA do not apply. Part 5 (Administration and Enforcement) applies, and the Part 1 (Reporting and Disclosure) requirements apply to the Plan, but only on a limited basis.

e. Withholding. The Company may withhold from any amounts payable hereunder, whether in cash or shares, such federal, state or local taxes as may be deemed required to be withheld pursuant to applicable law or regulations.

f. Compliance. A Participant shall have no right to receive payment (in any form) with respect to his or her Accounts until legal and contractual obligations of the Employer relating to the making of such payments shall have been complied with in full. In addition, the Plan Administrator shall impose such restrictions, limitations, rules and regulations as it may deem advisable in order to comply with the applicable federal securities laws, the requirements of the New York Stock Exchange or any other applicable stock exchange or automated quotation system, any applicable state securities laws, any provision of the Company’s Certificate of Incorporation or Bylaws, or any other law, regulation, rule, or binding contract to which the Company or the Employer is subject.

Adopted pursuant to duly authorized resolution by the Board of Directors of the Company on July 7, 2006

American Standard Companies Inc.

By:	/s/ Mary Elizabeth Gustafsson
Mary Elizabeth Gustafsson
Senior Vice President, General Counsel & Secretary

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